Exhibit 10.14

                         LOAN AGREEMENT


                          By and Among

                        ORANGE-CO, INC.

                              and

                   ORANGE-CO OF FLORIDA, INC.
                       (the "Borrowers")


                              and


                 SUN BANK, NATIONAL ASSOCIATION
                          (the "Bank")


                         June 16, 1993

                       TABLE OF CONTENTS


(The Table of Contents for this Loan Agreement is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provisions of this Loan
Agreement.)

Article   Section        Heading                            Page

ARTICLE ONE         DEFINITIONS AND ACCOUNTING TERMS

          Section 1.01   Definitions                         1
          Section 1.02   Accounting Terms                   11


ARTICLE TWO         AMOUNT AND TERMS OF THE LOAN

          Section 2.01   Working Capital Loan               11
          Section 2.02   Advances; Interest Rate Selection  12
          Section 2.03   Interest on the Note               13
          Section 2.04   Restriction on Prepayment          14
          Section 2.05   Calculation of Interest            14
          Section 2.06   Place of Payment                   14
          Section 2.07   Set-Off                            14
          Section 2.08   Payment of Note                    15
          Section 2.09   Application of Payments            15
          Section 2.10   Loan Fee                           15


ARTICLE THREE       REPRESENTATIONS AND WARRANTIES

          Section 3.01   Organization; Corporate            15
                           Powers; Etc.
          Section 3.02   Authorization of Loan; Etc.        15
          Section 3.03   Conflicting Agreements and         16
                           Other Matters
          Section 3.04   Financial Statements               16
          Section 3.05   Changes in Financial Conditions;   17
                           Adverse Developments
          Section 3.06   Tax Returns and Payments           17
          Section 3.07   Agreements                         17
          Section 3.08   Title to Properties and Assets;    18
                           Liens; Etc.
          Section 3.09   Securities Act                     18
          Section 3.10   Regulation G; Etc.
          Section 3.11   Litigation; Etc.                   18
          Section 3.12   Regulation U                       18
          Section 3.13   Patents, Trademarks, Franchises,   19
                           Etc.

          Section 3.14   ERISA                              19
          Section 3.15   Governmental Consent               20
          Section 3.16   Holding Company Status             20
          Section 3.17   Investment Company Status          20
          Section 3.18   Outstanding Debt                   20
          Section 3.19   Consents and Approvals             20
          Section 3.20   Places of Business                 20
          Section 3.21   Priority of Security Interest      21
          Section 3.22   Subsidiaries                       21


ARTICLE FOUR        COVENANTS OF THE BORROWER

          Section 4.01   Affirmative Covenants              21
          Section 4.02   Negative Covenants                 27


ARTICLE FIVE        CONDITIONS OF LENDING

          Section 5.01   Representations and Warranties     28
          Section 5.02   No Default                         28
          Section 5.03   Additional Working Capital Note    28
          Section 5.04   Officer's Certificate              29
          Section 5.05   Opinion of Borrowers' Counsel      29
          Section 5.06   Loan Documents                     29
          Section 5.07   Supporting Documents               29
          Section 5.08   Loan Permitted by Applicable       30
                           Laws
          Section 5.09   Proceedings                        30
          Section 5.10   Subsequent Opinions                30


ARTICLE SIX         EVENTS OF DEFAULT

          Section 6.01   Events of Default                  31


ARTICLE SEVEN       RIGHTS UPON DEFAULT

          Section 7.01   Acceleration                       32
          Section 7.02   Right of Setoff                    33
          Section 7.03   Other Rights                       33
          Section 7.04   Uniform Commercial Code            33


ARTICLE EIGHT       MISCELLANEOUS

          Section 8.01   No Waiver; Cumulative              33
                           Remedies
          Section 8.02   Amendments; Etc.                   33
          Section 8.03   Addresses for Notices; Etc.        33

          Section 8.04   Applicable Law                     34
          Section 8.05   Survival of Representations        34
                           and Warranties
          Section 8.06   Time of the Essence                34
          Section 8.07   Headings                           34
          Section 8.08   Severability                       34
          Section 8.09   Counterparts                       35
          Section 8.10   Conflict                           35
          Section 8.11   Term                               35
          Section 8.12   Expenses                           35
          Section 8.13   Successors and Assigns             35
          Section 8.14   No Third Party Beneficiaries       36
          Section 8.15   Waiver of Jury Trial               36
          Section 8.16   Entire Agreement                   36


SIGNATURES AND SEALS

EXHIBIT "A: - LIST OF PLACES OF BUSINESSES

EXHIBIT "B" - SUBSIDIARIES

                         LOAN AGREEMENT



  THIS LOAN AGREEMENT made and entered into this 16th day of June, 1993 by and between:


               ORANGE-CO, INC., a Florida corporation
          and ORANGE-CO OF FLORIDA, INC., a Florida corporation, 2020 Highway 17 South, Bartow,
          Florida 33830 (hereinafter collectively referred to as the "Borrowers");

                              and

               SUN BANK, NATIONAL ASSOCIATION, a
          national banking association, 200 South
          Orange Avenue, Orlando, Florida 32801
          (hereinafter referred to as the "Bank").


                      W I T N E S S E T H:


     WHEREAS, the Borrowers desire to borrow and obtain from the Bank a working capital line of credit loan up to the maximum principal amount of $20,000,000.00; and

     WHEREAS, the Bank is willing to grant such loan upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein, the Borrowers and the Bank agree as follows:


                          ARTICLE ONE

                DEFINITIONS AND ACCOUNTING TERMS

    SECTION 1.01  Definitions. For the purposes of this
Agreement, the following terms shall have the respective meanings specified in this Section 1.01 (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Account" shall mean any right to payment for goods sold or leased or for services rendered by either Borrower which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance including, but not limited to, all contract rights and agreements to purchase or sell citrus fruit or juice.

     "Account Debtor" shall mean the Person who is obligated on an Account.

     "Advance" shall mean individually and collectively the proceeds of the Working Capital Loan delivered to the Borrowers by the Bank pursuant to Section 2.02 hereof.

     "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with either Borrower, including a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

     "Agreement" shall mean this Loan Agreement as originally executed by the parties hereto and all permitted supplements, amendments, modifications and restatements hereof.

     "Banking Day" shall mean that part of any day for dealings by and between banks, excluding Saturday, Sunday or a day in which commercial banks in Florida are authorized to close.

     "Base Accounts" shall mean all Accounts of either Borrower arising from sales made to customers and in which the Bank has a perfected first priority Security Interest and such Borrower has furnished to the Bank information as set forth in Section 4.01
(a) (v) hereinbelow. If and when a particular Base Account exists by virtue of constituting proceeds of Base Inventory, the Inventory giving rise to the Base Account automatically loses its status as Base Inventory.

     "Base Inventory" shall mean Inventory comprised of citrus fruit juice and other fruit juice and juice concentrate, including pulp washes and other citrus beverages, other juice based, isotonic, and tea beverages owned by and (i) in the possession and under the control of either Borrower or (ii) located in a warehouse acceptable to the Bank in its sole discretion; and as to which such Borrower has acquired title and the Bank has acquired a perfected first priority Security Interest and such Borrower has furnished to the Bank the information required by Section 4.01 hereinbelow. Inventory immediately loses its status as Base Inventory if and when such Borrower either (i) sells it other than when selling it short on the futures market or pursuant to a forward contract, or (ii) otherwise passes title to it or consumes it or the Bank releases or ceases to have a perfected first priority Security Interest therein.

     "Borrower's Loan Certificate" shall mean the Certificate of the Secretary or Assistant Secretary of the Borrowers referred to in and required by Section 5.07(a) of this Agreement.

     "Borrowing Base" shall mean, at any date of determination thereof, an amount equal to the then aggregate of (i) eighty-five percent (85%) of the Qualified Accounts, (ii) eighty-five percent (85%) of Finished Goods Inventory, and (iii) eighty-five percent (85%) of Specialty Products Inventory. The value of the Qualified Accounts shall be reasonably determined by the Bank. The Finished Goods Inventory that has been hedged shall be valued at the hedged price and the Finished Goods Inventory that has not been hedged shall be valued at the lower of the near month's futures price or the Florida bulk cash price. The Specialty Products Inventory shall be valued at standard cost.

     "Borrowing Base Certificate" shall mean a certificate executed and certified correct by an officer of the Borrowers, in form acceptable to the Bank, setting forth a calculation of the Borrowing Base and borrowing availability under the Working
Capital Loan.

     "Cash Flow Before Debt Service" shall mean (i) the sum of the Borrowers' net profits before taxes plus (ii) depreciation, amortization, and other non-cash charges plus (iii) interest paid or accrued for the most recent twelve months.

     "Cash Management Agreement" the cash management agreement between the Borrower and the Bank as the same may be amended or modified from time to time.

     "Chattel Paper" shall mean a writing or writings that evidence both a monetary obligation and a security interest in, or lease of specific goods.

     "Collateral" shall mean all (i) the Accounts, Chattel Paper, Documents, Farm Products, General Intangibles, Instruments and Inventory, whether now owned or hereafter acquired by either Borrower, and Proceeds thereof and, (ii) all other property and money of either Borrower now or hereafter in the possession, custody or control of the Bank or any of its affiliates.

     "Current Assets" shall mean those assets which in the regular course of business of the Borrowers and their Subsidiaries on a consolidated basis will be readily and quickly realized, or converted into cash, all in accordance with GAAP within the applicable accounting or time period together with such additional assets as may readily be converted into cash without impairing the business of the Borrowers or any of their Subsidiaries, and shall include cash, temporary investments, receivables, inventories and prepaid expenses but shall exclude all inter-company assets between any Borrower, the other Borrower or Subsidiaries.

     "Current Liabilities" shall mean those liabilities of the Borrowers and their Subsidiaries on a consolidated basis, or any portion thereof, the maturity of which will not extend beyond one year from the date said determination is to be made.

     "Current Ratio" shall mean the ratio of the Borrowers'
Current Assets to Current Liabilities, determined on a consolidated basis.

     "Day" shall mean a calendar day, unless the context indicates otherwise.

     "Debt Service" shall mean the sum of the principal and interest paid by the Borrowers for the most recent twelve (12) months.

     "Default" shall mean any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default.

     "Default Rate" shall mean the lesser of (i) Prime Rate plus three percent (3%) or (ii) the highest rate of interest permitted from time to time by applicable law.

     "Documents" shall mean a bill of lading, dock warrant, dock receipt, a warehouse receipt or order for the delivery of goods, but also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

     "Dollars" shall mean lawful money of the United States of America.

     "Due Date" shall mean the date any payment of principal or interest is due and payable on the Loan or the Note.

     "ERISA" shall mean the Employment Retirement Income Security
Act of 1974, as amended.

     "Events of Default" shall mean the events of default specified in Article Six of this Agreement and each of the Events of Default shall be an "Event of Default".

     "Farm Products" shall mean crops or livestock or supplies used or produced in farming operations or products of crops or livestock in their unmanufactured states if they are in the possession of either Borrower engaged in raising, fattening, grazing or other farming operations including harvested but unprocessed citrus fruit.

     "Financing Statement" shall mean the financing statement permitted under the UCC or any other state law for the purpose of perfecting the Security Interest.

     "Finished Goods Inventory" shall mean that portion of the Qualified Inventory which constitutes frozen concentrated orange juice in a form which could be deliverable under the New York Cotton Exchange Contracts after such is blended with other current Inventory or water, as may be necessary to meet the requirements for such delivery. The blended frozen concentrated orange juice shall be rated U.S. Grade "A" with a "brix" value of not less than 51 degrees plus or minus 3 degrees, having a brix-to-acid ratio of not less than 13:1 nor more than 19:1 and a minimum score of 94. Qualified Inventory that is classified as "Finished Goods Inventory" shall not be simultaneously classified as "Specialty Products Inventory."

     "Funded Liabilities" shall mean and include without duplication,

     (i) any liability or obligation payable more than one year from the date of creation thereof, which under GAAP is shown on the balance sheet as a liability (excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation),

     (ii) indebtedness payable more than one year from the date of creation thereof which is secured by any Lien on property owned by either Borrower or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by either Borrower or any Subsidiary,

     (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock, or dividends of any Person,

     (iv) obligations under any contract providing for the making of loans, advances, or capital contributions to any Person in order to enable such Person primarily to maintain working capital, net worth, or any other balance sheet condition or to pay debts, dividends, or expenses, and

     (v) obligations under any contract which, in economic effect, is substantially equivalent to a guarantee;

all as determined in accordance with GAAP.

     "GAAP" shall mean generally accepted accounting principles consistently applied to the particular item.

     "General Intangibles" shall mean any personal property of either Borrower, (including things in action) other than goods, Accounts, Chattel Paper, Documents, Instruments and money.

     "IRS Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Initial Advance" shall mean the delivery of a portion of the proceeds of the Working Capital Loan pursuant to the terms hereof to pay the amount necessary in order to cover all costs and expenses incident to the closing of the transactions contemplated hereby, including, without limitation, the attorneys' fees and costs of the Bank's legal counsel.

     "Initial Advance Date" shall mean the date of this Agreement.

     "Instruments" shall mean negotiable instruments or any other writing which evidences a right to payment of money and is not itself a security agreement or lease and is of a type which is in ordinary course of business transferred by delivery with any necessary endorsement or assignment.

     "Interest Period" shall mean any interest period applicable to a particular Advance on a Loan which, in the case of a Prime
Loan, shall be daily, and, in the case of a LIBOR Loan, shall be determined in accordance with Section 2.02 hereof.

     "Interest Rate" shall mean the fluctuating interest rate applicable to the Loan, which, in the case of the Working Capital Loan shall equal either (i) LIBOR plus one hundred (100) basis points or (ii) Prime Rate minus one half of one percent (0.5%); provided, however, the Interest Rate shall never exceed the maximum rate allowable by law.

     "Interest Rate Determination Date" shall mean each date for calculating LIBOR or the Prime Rate, as the case may be, for the purpose of determining the Interest Rate with respect to a particular Interest Period which date shall be the first Banking Day of the related Interest Period in the case of either a Prime Loan or a LIBOR Loan.

     "Inventory" shall mean goods held for sale or lease or being possessed for sale or lease in the business of the Borrowers, now or hereafter conducted, including all materials, goods and work-in process, finished goods and other tangible property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in the business of either Borrower including citrus fruit (after severance from the tree), citrus fruit juices, concentrate and products thereof.

     "LIBOR" shall mean, with respect to any Interest Period, the interest rate announced by the Bank as its LIBOR rate on the applicable Interest Rate Determination Date for the applicable
Interest Period.

     "LIBOR Loan" shall mean the Loan or portion(s) thereof bearing interest based upon LIBOR.

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any agreement to give any of the foregoing, any conditional sales or other title retention agreements, or any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

     "Loan" or "Loans" shall mean the Working Capital Loan.

     "Loan Documents" shall mean this Agreement, the Note, the Financing Statements, the Security Documents, and all of the other documents, agreements, certificates, schedules, notes, statements and opinions, however described, referenced herein or executed or delivered pursuant hereto or in connection with or arising with the Loan or the transactions contemplated by this Agreement.

     "Margin Securities" shall mean any "margin securities" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR Part 207).

     "Net Worth" shall mean the excess of (i) Total Assets over
(ii) Total Liabilities.

     "Note" or "Notes" shall mean the Working Capital Note, as the context may require.

     "Obligations", with respect to the Borrowers, shall mean, individually and collectively, the payment and performance duties, obligations and liabilities of either Borrower to the Bank, evidenced by the Note, together with all accrued but unpaid interest thereon, and all other payment and performance duties, obligations and liabilities of either Borrower to the Bank, however and whenever incurred, acquired or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, sole or joint and several, or due or to become due, including, without limitation, all such duties, obligations and liabilities of either Borrower to the Bank, under and pursuant to this Agreement, the Note and the Security Documents and all renewals, modifications or extensions of any thereof.

     "Officers' Certificate" shall mean a certificate signed in the name of Borrowers, by a President, a Vice President, or Treasurer.

     "Opinion" shall mean the legal opinion of counsel to the Borrowers, in form acceptable to the Bank.

     "Person" shall mean any individual, joint venturer, partnership, firm, corporation, trust, unincorporated organization or other organization or entity, or a governmental body or any department or agency thereof, and shall include both the singular and the plural.

     "Place of Business" shall mean any location in which the Borrower undertakes its business, all as set forth in Exhibit "A" attached hereto.

     "Plan" shall mean an employee benefit plan or plans and any trust created thereunder which has been established or maintained or hereafter is established or maintained for employees of either Borrower or any Subsidiary, provided such plan is covered by Title I or IV of ERISA.

     "Prime Rate" shall mean the interest rate (not necessarily the best or lowest rate), announced by Sun Banks, Inc., from time to time, as the Prime Rate (which interest rate is only a benchmark, is purely discretionary and is not necessarily the best or lowest interest rate charged borrowing customers of any subsidiary bank of Sun Banks, Inc.); provided, however, that said interest rate will never exceed the maximum rate allowed, from time to time, by law, with any change in the Prime Rate to be effective on the day any such change in the Prime Rate is announced by the Bank.

     "Prime Rate Loan" shall mean the Loan or portion(s) thereof bearing interest based upon the Prime Rate.

     "Principal Place of Business" shall mean the principal place of business and the headquarters of the Borrowers at which all of their records are kept, currently at the address set forth in the preamble to this Agreement.

     "Proceeds" shall mean whatever is received upon the sale, exchange, collection or other disposition of the Collateral.

     "Prohibited Transaction" shall have the meaning assigned to that term in Section 406 of Title I of ERISA.

     "Qualified Accounts" shall mean all Base Accounts of the Borrowers excluding (i) Accounts from any Affiliates, (ii) Accounts outstanding and not paid in full for a period of sixty
(60) days from and after the date of the Account, (iii) all Accounts from any Account Debtor if ten percent (10%) of the Accounts from that Account Debtor have not been paid within ninety (90) days after the date of the Account, (iv) Accounts from any Account Debtor to whom either Borrower is indebted and as to which any defense, set-off or counterclaim with respect to payment in full of said obligations has been asserted or threatened by the Account Debtors, (v) any Account that either Borrower determines is not collectible in accordance with customary terms applicable to such Account, and (vi) any other Accounts that the Bank in its reasonable discretion determines not to be a Qualified Account.

     "Qualified Inventory" shall mean the value of Base Inventory as determined by the Bank pursuant to the terms and conditions of this Agreement in its reasonable discretion after deducting therefrom the value of Base Inventory considered by the Bank in its reasonable discretion not to be creditworthy, and after taking into account charges and liens other than those of the Bank of all kinds affecting the Base Inventory, which determination shall be conclusive and binding upon the Borrower.

     "Related Entity" shall mean any entity if, with respect to either Borrower, any of the entity's employees fall within any of the following categories: (a) employees of controlled group of corporations as defined in Section 414(b) of the IRS Code; (b) employees of partnerships, proprietorships or other entities which are under common control as defined in Section 414(c) of the IRS Code; (c) employees of affiliated service groups as defined in Section 414(m) of the IRS Code; or (d) employees of entities which are deemed affiliated or related to either Borrower in accordance with Sections 414(n) or (o) of the IRS Code.

     "Reportable Event" shall have the meaning assigned to that term in Section 4043 of Title IV of ERISA.

     "Revolving Period" shall mean the period during the term of the Working Capital Loan, commencing on the date hereof and ending on the occurrence of (i) an Event of Default or (ii) January 31, 1995, or such later date as the Bank may in its absolute discretion agree to in writing, whichever first occurs.

    "Security Agreements" shall mean the security agreements of the Borrowers granting a Security Interest to the Bank in the Collateral, in form acceptable to the Bank, and all supplements, amendments, modifications and restatements thereof.

     "Security Documents" shall mean the Security Agreements, and all other documents, agreements, assignments, filings, financing statements, certificates of title, notices, returns and other security instruments and records, however described or denominated, now or hereafter created or existing, pledging or evidencing any pledge of any property or assets, however described, to secure any or all of the Obligations.

     "Security Interest" shall mean the first priority security interest in the Collateral granted by the Borrowers to the Bank under the Security Agreements.

     "Specialty Products Inventory" shall mean Base Inventory of either Borrower consisting of citrus and non-citrus fruit juices and other juice based, isotonic, and tea beverages, both in concentrate and single strength formulations, for sale to institutional and other customers. Qualified Inventory that is classified as "Specialty Products Inventory" shall not be simultaneously classified as "Finished Goods Inventory."

     "Subsequent Advances" shall mean individually and collectively all Advances hereunder after the Initial Advance.

     "Subsidiary" shall mean any corporation fifty percent (50%) or more of the voting stock of which is owned, directly or indirectly, by either Borrower, and shall include subsidiaries of a subsidiary.

     "Total Assets" shall mean all assets of the Borrowers and their Subsidiaries, determined on a consolidated basis, all as determined in accordance with GAAP.

     "Total Liabilities" or "Liabilities" shall mean all liabilities and obligations of the Borrowers and their Subsidiaries, determined on a consolidated basis, all as determined in accordance with GAAP, and shall include Funded Liabilities and/or Current Liabilities, as the case may be.

     "UCC" shall mean the Florida Uniform Commercial Code, as amended.

     "Voting Stock" of any corporation shall mean shares of any class or classes (however designated) having ordinary voting power for the election of at least a majority of the members of the Board of Directors (or other governing bodies) of such corporation, other than shares having such power only by reason of the happening of a contingency.

     "Wholly-Owned Subsidiary" shall mean any Subsidiary, all of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by either Borrower either directly or through wholly-owned Subsidiaries.

     "Working Capital Loan" shall mean the loan or loans up to but not exceeding the principal amount of $20,000,000.00 made to the Borrowers by the Bank pursuant to and in accordance with the terms of this Agreement.

     "Working Capital Note" shall mean the Borrowers' promissory note or notes evidencing the Working Capital Loan, in form acceptable to the Bank, and any and all allonges thereto, and any and all extensions, renewals or modifications thereof.

     SECTION 1.02 Accounting Terms. All accounting terms used herein shall be construed in accordance with GAAP (unless such terms are specifically defined otherwise herein) consistently applied and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP. In the event of ambiguities or changes in GAAP, the more conservative principle or interpretation shall be used.


                          ARTICLE TWO

                 AMOUNTS AND TERMS OF THE LOAN

     SECTION 2.01 Working Capital Loan. The Bank agrees from time to time during the Revolving Period to lend to the Borrowers, upon the request of either Borrower, or pursuant to the Cash Management Agreement, on the terms and conditions set forth herein, up to the lesser of (i) $20,000,000.00 or (ii) the amount of the Borrowing Base. During the Revolving Period, the Borrowers shall be entitled to receive the entire proceeds of the Working Capital Loan in one or more Advances pursuant to Section
2.02 hereof, except as otherwise specifically set forth in this Agreement. Advances under the Working Capital Loan shall be evidenced by the Working Capital Note, payable as provided in
Section 2.08 hereof. After the expiration of the Revolving Period, the Borrowers shall not be entitled to receive any Subsequent Advance. The Working Capital Loan may revolve during the Revolving Period; accordingly, during the Revolving Period, the Borrowers may borrow up to the maximum principal amount of said Loan, repay all or any portion of such principal amount of said Loan, and reborrow up to such maximum principal amount, subject to the terms and conditions set forth herein.

     SECTION 2.02  Advances; Interest Rate Selection.

     (a) On the Initial Advance Date and upon satisfaction of the conditions precedent set forth in Article Five hereof, the Initial Advance with respect to the Loan shall be disbursed by the Bank on behalf of the Borrowers. If the Borrowers shall fail to satisfy the conditions precedent set forth in Article Five hereof on the Initial Advance Date, the Bank's commitment to lend funds to or on behalf of the Borrowers shall terminate. After the Initial Advance and upon continued satisfaction of the conditions precedent set forth in Article Five hereof, the Borrowers shall be entitled to receive Subsequent Advances.

     (b) When necessary, the Bank shall as soon as practical provide Borrowers with its determination of the then available Interest Rates offered by the Bank on the Loan for the requested Interest Periods (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) and the Borrowers shall give the Bank notice, in writing if required by the Bank, by 1:00 p.m. Orlando, Florida time, or such other time as may be acceptable to the Bank (an "Interest Rate Selection Notice") which shall specify (i) the amount(s) of the Advance(s) on the Loan(s), (ii) whether the Advance(s) shall bear interest based upon Prime Rate or LIBOR and (iii) in the case of an Advance bearing interest based upon LIBOR, the Interest Period(s) applicable thereto. The Bank shall have no duty or obligation to verify or confirm the authority of the representative of the Borrowers requesting any such Subsequent Advance as long as said person identifies himself as an employee or representative of the Borrowers.

     (c) By giving notice as set forth hereinabove, the Borrowers shall have the option, subject to the other provisions of this Section 2.02, to specify whether the Interest Period applicable to a LIBOR Loan commencing on any such date shall be a period of 1, 30, 60, 90 or 180 days or such other period as may be agreed upon between the Borrowers and the Bank; provided, that:

          (i)   in the case of immediately successive Interest
Periods, each successive Interest Period shall commence on the Day on which the immediately preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a Day which is not a Banking Day, that Interest Period shall be extended to expire on the next succeeding Banking Day; provided, that if any such Interest Period would otherwise expire on a Day which is not a Banking Day but is a Day of the month after which no further Banking Day occurs in that month, that Interest Period shall expire on the next preceding Banking Day;

          (iii) any Interest Period which begins on the last Banking Day of a calendar month (or on a Day for which there is no numerically corresponding Day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month;

          (iv) no Interest Period applicable to a Loan shall extend beyond, the last day of the Revolving Period, as it may exist from time to time.

          (v) if the Borrower fails to provide the Bank with an Interest Rate Selection Notice by the last Day of an Interest Period for a particular Loan, the Borrower shall be deemed to have selected an Interest Period maturing on the next Business Day for such Loan.

     (d) Requests by the Borrowers for any Subsequent Advance hereunder on any date shall be in the minimum principal amount of $10,000.00 or such lesser amount as may be acceptable to the Bank. The Bank shall make each Subsequent Advance hereunder on the date proposed by the Borrowers therefor (which may be the same Banking Day if such request is made by the Borrowers and is received by the Bank prior to 1:00 p.m. Orlando time), otherwise no earlier than the following Banking Day) by crediting the amount of each Subsequent Advance requested by the Borrowers to the general deposit account of the Borrowers maintained with the Bank or any other subsidiary bank of Sun Banks, Inc.

     SECTION 2.03 Interest on The Note. The Loan shall be evidenced by the Note and shall be due and payable in accordance with and as required by Section 2.08. The Borrowers shall not be liable under the Working Capital Note except with respect to funds actually advanced to either Borrower by the Bank pursuant to the terms hereof. The Note shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding at a fluctuating interest rate per annum equal to the lesser of (i) the rate specified in the Note or (ii) the maximum rate of interest permitted by law from time to time.

From and after the Due Date, interest shall accrue on the unpaid principal balance of the Loan and on all accrued but unpaid interest thereon, or on any defaulted payment, from the Due Date at the Default Rate. Such interest shall continue to accrue until the date of payment in full of all principal and accrued but unpaid interest of such defaulted payment, if applicable.

     SECTION 2.04 Restriction on Prepayment. The Borrowers may not prepay all or any part of the principal amount of the Loan outstanding except on the last Banking Day of the Interest Period applicable to a particular Advance. Each prepayment other than full payment shall be made prior to 2:00 P.M. (Orlando time) on the date of the prepayment, and shall be made on a Banking Day in immediately available funds. Prepayments may be made by the Bank pursuant to the Cash Management Agreement.

     SECTION 2.05 Calculation of Interest. Any interest due on the Loan or any other Obligations shall be calculated on the basis of a year containing 365 days. The interest due on any date for payment of interest hereunder shall be that interest to the extent accrued as of midnight on the last Day immediately prior to that interest payment date. Notwithstanding anything herein or in any Loan Document to the contrary, the sum of all interest and all other amounts deemed interest under Florida or other applicable law which may collected by the Bank hereunder shall not exceed the maximum lawful interest rate permitted by such law from time to time. The Bank and the Borrowers intend and agree that under no circumstance shall the Borrowers be required to pay interest on the Loan or on any other Obligations at a rate in excess of the maximum interest rate permitted by applicable law from time to time, and in the event any such interest is received or charged by the Bank in excess of that rate, the Borrowers shall be entitled to an immediate refund of any such excess interest by a credit to and payment toward the unpaid balance of the Loan (such credit to be considered to have been made at the time of the payment of the excess interest) with any excess interest not so credited to be immediately paid to the Borrowers by the Bank.

     SECTION 2.06  Place of Payment. All payments by the
Borrowers under the Loan Documents shall be made to the Bank at its office located at 200 South Orange Avenue, Orlando, Florida, in lawful money of the United States of America and in immediately available funds.

     SECTION 2.07 Set-off. Each of the Borrowers hereby grants to the Bank a lien on, and a security interest in, the deposit balances, accounts, items, certificates of deposit and monies of such Borrowers and each Subsidiary in the possession of or on deposit with the Bank or any of its affiliates to secure and as collateral for the payment and performance of the Obligations. Upon Default, the Bank may at any time and from time to time, without demand or notice, appropriate and set-off against and apply the same to the Obligations when and as due and payable.

     SECTION 2.08 Payment of Note. The Borrowers shall jointly and severally pay the Working Capital Note together with interest at the rate set forth in said Note as follows:

          (i) Interest shall be payable on the first day of each and every July, October, January and April during the Revolving Period commencing on July 1, 1993.

          (ii) The entire unpaid principal balance together with accrued interest shall be due and payable in full on the last day of the Revolving Period.

     SECTION 2.09 Application of Payments. All payments (other than prepayments as set forth in Section 2.04) made on the Note shall be applied first to interest accrued to the date of payment and next to the unpaid principal balance provided, however, in the event an Event of Default occurs, payments shall be applied first to any costs or expenses, including attorneys fees, that the Bank may incur in exercising its rights under the Loan Documents, as the Bank may determine.

     SECTION 2.10 Loan Fee. The Borrower shall pay a loan fee equal to one fourth of one percent (0.25%) of the amount of the Loan.

                         ARTICLE THREE

                 REPRESENTATIONS AND WARRANTIES

     The Borrowers individually and collectively represent and warrant to the Bank that:

     SECTION 3.01 Organization; Corporate Powers; Etc. Each Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, (ii) has all requisite power and authority, corporate and otherwise, to own its respective properties and assets and to carry on its respective business as now conducted and proposed to be conducted, (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the character of its properties or assets owned or the nature of its activities conducted makes such qualification necessary including the State of Florida, and (iv) has the corporate power and authority to execute and deliver, and to perform its obligations under this Agreement, the Note, the Security Documents and the other Loan Documents.

     SECTION 3.02 Authorization of Loan; Etc. The execution, delivery and performance of the Loan Documents by the Borrowers
(a) have been duly authorized by all requisite corporate action

(no shareholder action being required pursuant to applicable law) and (b) will not (i) violate (y) any provision of law, any governmental rule or regulation, any order of any court or other agency of government or the Articles of Incorporation or by-laws of either Borrower or (z) any provision of any indenture, agreement or other instrument to which either Borrower is a party or by which either Borrower or any of its properties or assets are bound, (ii) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of either Borrower other than as permitted by the terms hereof.

     SECTION 3.03 Conflicting Agreements and Other Matters. Neither Borrower is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its respective business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement, the Note, the Security Documents or the other Loan Documents, nor fulfillment of nor compliance with the terms and provisions hereof or the other Loan Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of either Borrower pursuant to, the charter or by-laws of such Borrower, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which either Borrower is subject. Neither Borrower is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness, any agreement relating thereto or any other contract or agreement (including its charter) which restricts or otherwise limits the incurring of the debt to be evidenced by the Note.

     SECTION 3.04 Financial Statements. The Borrowers have furnished the Bank with an audited consolidated balance sheet of the Borrowers and their Subsidiaries as at September 30, 1992, and audited consolidated profit and loss and surplus statement of the Borrowers and their Subsidiaries for the fiscal year ended on such date, all audited by KPMG Peat Marwick certified to be correct by a principal financial officer of the Borrower. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects and have been prepared in accordance with GAAP and show all liabilities, direct and contingent, of the Borrowers and their Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Borrowers and their Subsidiaries as at the dates thereof, and the profit and loss and surplus statements fairly present the results of the operations of the Borrowers and their Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Borrowers or their Subsidiaries taken as a whole since the date of the financing statements noted above.

     SECTION 3.05 Changes in Financial Conditions; Adverse Developments. From the date of the annual financial statements referenced in Section 3.04 hereof, to the date of this Agreement, there has been, and to the date of the Initial Advance and each Subsequent Advance there will be, no change in the properties, assets, liabilities, financial condition, business, operations, affairs or prospects of the Borrowers and their Subsidiaries on a consolidated basis from that set forth or reflected in the fiscal year-end balance sheet referred to in Section 3.04, other than changes in the ordinary course of business and those changes that have been disclosed to the Bank, including acquisitions, none of which have been, either in any case or in the aggregate, materially adverse.

     SECTION 3.06 Tax Returns and Payments. All federal, state and local tax returns and reports of the Borrowers required to be filed have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrowers, or upon any of its properties, assets, incomes or franchises, which are due and payable in accordance with such returns and reports, have been paid, other than those presently (a) payable without penalty or interest, or (b) contested in good faith and by appropriate and lawful proceedings prosecuted diligently. The aggregate amount of the taxes, assessments, charges and levies so contested is not material to the condition (financial or otherwise) and operations of the Borrowers. The charges, accruals, and reserves on the books of the Borrowers in respect of federal, state and local taxes for all fiscal periods to date are adequate and the Borrowers know of no other unpaid assessment for additional federal, state or local taxes for any such fiscal period or of any basis therefor. The Borrowers have and will establish all necessary reserves and make all payments required of them to be set aside or made in regard to all F.I.C.A., withholding, sales or excise, and all other similar federal, state and local taxes.

     SECTION 3.07  Agreements.

     (a) Neither Borrower is a party to any agreement, indenture, lease or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation materially and adversely affecting its respective business, properties, assets, operations or condition (financial or otherwise). There are no material unrealized losses with respect to any such agreement, indenture, lease or instrument.

     (b) Neither Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

     (c) Each Borrower enjoys peaceful and undisturbed possession in all material respects under all leases as to which it is a lessee and all such leases are valid and subsisting and in full force and effect.

     SECTION 3.08 Title to Properties and Assets; Liens; Etc. Each Borrower has good and marketable title to its respective real properties other than properties which it leases and good title to all of its other properties and assets, including the properties and assets reflected in the balance sheet hereinabove described (other than properties and assets disposed of in the ordinary course of business). Each Borrower enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets.

     SECTION 3.09 Securities Acts. Neither Borrower nor any agent acting on the behalf of either of them has, directly or indirectly, taken or will take any action which would subject the issuance of the Note to the provisions of Section 5 of the Securities Act of 1933, as amended, or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

     SECTION 3.10 Regulation G. Etc. Neither Borrower nor any agent acting on the behalf of either of them has taken or will take any action which might cause this Agreement or the Note to violate Regulation G, T or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

     SECTION 3.11 Litigation; Etc. There are no actions, proceedings or investigations, however described or denominated, pending or, to the knowledge of either Borrower, threatened, against either Borrower or any Subsidiary, or affecting either Borrower or any Subsidiary (or any basis therefor known to either Borrower) which, either in any case or in the aggregate, might result in any material adverse change in the financial condition, business, prospects, affairs or operations of the Borrowers or their Subsidiaries or in any of their properties or assets, or in any material impairment of the right or ability of the Borrowers or any Subsidiary to carry on their respective operations as now conducted or proposed to be conducted, or in any material liability on the part of the Borrowers or any Subsidiary, or which questions the validity of this Agreement, the Note, the Security Documents or any of the other Loan Documents or of any action taken or to be taken in connection with the transactions contemplated hereby or thereby.

     SECTION 3.12 Regulation U. Neither Borrower is engaged principally in, and has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any Margin Securities. No part of the proceeds of the Loan hereunder will be used to carry on any margin security transactions within the meaning Regulation.

     SECTION 3.13 Patents; Trademarks; Franchises; Etc. Except as disclosed to the Bank, the Borrowers own or have the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises and licenses, and all rights with respect thereto, necessary for the conduct of their business as now conducted or proposed to be conducted without any known conflict with the rights of others, and, in each case, subject to no mortgage, pledge, lien, lease, encumbrance, charge, security interest, title retention agreement or option. Each such asset or agreement is in full force and effect, and the holder thereof has fulfilled and performed all of its obligations with respect thereto. No event has occurred or exists which permits, or after notice or lapse of time or both would permit, revocation or termination, or which materially adversely affects or in the future may (so far as the Borrowers now foresee) materially adversely affect, the rights of such holder thereof with respect thereto. No other license or franchise is known by the Borrowers to be necessary to the operations of the businesses of the Borrowers as now conducted or proposed to be conducted.

     SECTION 3.14 ERISA. No material employee benefit plan established or maintained by either Borrower or any Subsidiary or Affiliate of the Borrowers (including any multiemployer plan to which either Borrower or any Affiliate of the Borrowers contributes) which is subject to Part 3 of Subtitle B of Title I of ERISA had a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, or would have had an accumulated funding deficiency (as so defined) on such day if such year were the first year of such plan to which Part 3 of Subtitle B of Title I of ERISA applied, and no material liability to the Pension Benefit Guaranty Corporation, has been, or is expected by the Borrowers or any Affiliate of the Borrowers to be, incurred with respect to any such plan by the Borrowers or any Affiliate of the Borrowers.

     Neither Borrower is required to contribute to or is contributing to a "Multiemployer Pension Plan" (as such term is defined in the Multiemployer Pension Plan Amendments Act of
1980). Neither Borrower has any "withdrawal liability" (as also defined in such Act) to any multiemployer pension plan.

     SECTION 3.15 Governmental Consent. Neither the nature of the Borrowers nor of their business or properties nor any relationship between the Borrowers and any other Person, nor any circumstance in connection with the Loan or the issuance and delivery of the Note is such as to require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body (other than routine filings after the date of any closing with the Securities and Exchange Commission and/or State Blue Sky authorities) in connection with the execution and delivery of this Agreement, the Loan or the issuance and delivery of the Note or fulfillment of or compliance with the terms and provisions hereof or of the Note.

     SECTION 3.16 Holding Company Status. Neither Borrower is a holding company, or a subsidiary or affiliate of a holding company, or a public utility, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a public utility within the meaning of the Federal Power Act, as amended.

     SECTION 3.17 Investment Company Status. Neither Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

     SECTION 3.18 Outstanding Debt. On the date of the Initial Advance, the Borrowers and their Subsidiaries have no outstanding Funded Liabilities or Current Liabilities, except as reflected in the fiscal year end financial statements of the Borrowers and their Subsidiaries referred to in Section 3.04 hereof and changes in the ordinary course of business and matters that have been disclosed to the Bank. There exists no default and, after giving effect to the transactions contemplated in this Agreement, there will exist no default under the provisions of any instrument evidencing such Liabilities or of any agreement relating thereto.

     SECTION 3.19 Consents and Approvals. No authorization, license, consent, approval, or undertaking is required under any applicable law in connection with the execution, delivery and performance by the Borrowers of this Agreement, the Note, the Security Documents or any of the other Loan Documents.

   SECTION 3.20 Places of Business. The Places of Business set forth in Exhibit "A" attached hereto are true and correct and set forth, whenever applicable, whether said Place of Business is owned or leased by the Borrowers and, if leased, the name and address of the Lessor.

    SECTION 3.21  Priority of Security Interest. The Security
Interest is a first priority security interest and there will be no other security interests or other encumbrances upon the Collateral during the term of the Loan.

     SECTION 3.22  Subsidiaries.  The Subsidiaries of the
Borrowers as of the date of this Agreement are noted on Exhibit
"B".



                          ARTICLE FOUR

                   COVENANTS OF THE BORROWERS

     SECTION 4.01 Affirmative Covenants. The Borrowers jointly and severally covenant, for so long as any of the principal amount of or interest on the Note is outstanding and unpaid or any duty or obligation of the Borrowers or the Bank hereunder or under any of the other Obligations remains unpaid or unperformed, as follows:

     (a) Accounting; Financial Statements; Etc. The Borrowers will deliver or cause to be delivered to the Bank copies of each of the following:

          (i) as soon as practicable and in any event within forty-five (45) days after the end of each quarter in each fiscal year, internally generated financial statements of the Borrowers and their Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarter, in reasonable detail and certified by an authorized financial officer of the Borrowers, subject to changes resulting from year-end adjustments;

          (ii) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, an audited consolidated profit and loss statement, reconciliation of surplus statement, and source and application of funds statement of the Borrowers and their Subsidiaries for such year, and an audited consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit and certified to the Borrowers by independent certified public accountants of recognized standing selected by the Borrowers whose certificate shall be in scope and substance satisfactory to the Bank;

          (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices, and reports as it shall send to all stockholders and of all registration statements (without exhibits) and all reports which either Borrower is or may be required to file with the Securities and Exchange Commission or any governmental body or agency succeeding to the functions of such Commission;

          (iv) promptly upon receipt thereof, a copy of each other report submitted to the Borrower by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrowers;

          (v)   on a monthly basis, a Borrowing Base Certificate;
and

          (vii) with reasonable promptness, information regarding the hedging activities of the Borrowers and their Subsidiaries including a summary of all futures long and short positions and such other data and information as from time to time may be required by the Bank.

Together with each delivery of financial statements required by clause (ii) above, the Borrowers shall deliver to the Bank a certificate of said accountants stating that, in making the audit necessary to have the certification of such financial statements, they have obtained no knowledge of an Event of Default or Default, or, if any such Event of Default or Default exists, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any such Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with GAAP. The Borrowers also covenant that forthwith upon any officer of the Borrowers obtaining knowledge of any Event of Default or Default under this Agreement or any other obligation of the Borrowers, it shall deliver to the Bank an Officer's Certificate specifying the nature thereof, the period of existence thereof, and what action the Borrowers proposes to take with respect thereto.

     (b) Inspection. The Borrowers will permit the Bank to visit and inspect any of the properties and places of business of the Borrowers, including their books and records (and to make extracts therefrom to the extent reasonably related to credit-worthiness), and to discuss their affairs, finances and accounts with their officers, all at such reasonable times and as often as may reasonably be requested.

     (c) Maintenance of Corporate Existences; Compliance with Laws. Each Borrower shall at all times preserve and maintain in full force and effect its corporate existence, powers, rights, licenses, permits and franchises in the jurisdiction of its incorporation; continue to conduct and operate its business substantially as conducted and operated during the present and preceding fiscal year except as agreed to by the Bank; operate in substantial compliance with all applicable laws, statutes, regulations, certificates of authority and orders in respect to the conduct of its business; and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or appropriate in view of its business and operations.

     (d) Notice of Default. The Borrowers shall immediately notify the Bank in writing upon the happening, occurrence or existence of any Event of Default or Default and shall provide the Bank with such written notice, a detailed statement by a responsible officer of the Borrowers of all relevant facts and the action being taken or proposed to be taken by the Borrowers with respect thereto.

     (e) Maintenance of Properties. Each Borrower shall maintain or cause to be maintained in good repair, working order and condition all properties used in its business including, but not limited to, any real property and all improvements located thereon, and from time to time will make or cause to be made all appropriate repairs, renewals, improvements and replacements thereof so that the businesses carried on in connection therewith may be properly conducted at all times. Neither Borrower will do or permit any act or thing which might materially impair the value or commit or permit any material waste of its properties or any part thereof, or permit any unlawful occupation, business or trade to be conducted on or from any of its properties. To the extent either Borrower leases any of its Places of Business, it shall maintain and keep current at all times all leases for said Places of Business.

     (f) Notice of Suit; Proceedings; Adverse Change. The Borrowers shall promptly give the Bank notice in writing (a) of all threatened or actual actions or suits (at law or in equity) and of all threatened or actual investigations or proceedings by or before any court, arbitrator or any governmental department, commission, board, bureau, agency or other instrumentality, state, federal or foreign, affecting the Borrowers or any subsidiary or the rights or other properties of either Borrower or any Subsidiary, (i) which involves potential liability of either Borrower or any Subsidiary in an amount in excess of $250,000.00 in any individual case or $250,000.00 in the aggregate for all such cases, or (ii) which the Board of Directors of either Borrower has reason to believe in good faith is likely to materially and adversely affect the financial condition of the Borrowers or to impair the right or ability of the Borrowers to carry on their businesses as now conducted or to pay the Obligations or perform their duties under the Loan Documents; (b) of any material adverse change in the condition (financial or otherwise) of the Borrowers; and (c) of any seizure or levy upon any material part of the properties of the Borrowers under any process or by a receiver.

     (g) Insurance. The Borrowers shall timely procure and maintain and comply with such insurance and policies of insurance (including without limitation public liability, property damage and casualty business interruption) as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and to furnish to the Bank upon its request evidence of said insurance. In any event, the Borrowers shall all times maintain at least the policies of insurance and the levels of insurance coverage as are requested from time to time by the Bank. The Bank shall be listed as "loss payee" or "mortgagee" on all such policies of insurance relating to the Collateral and certificates evidencing compliance with this paragraph 4.01(h) shall be delivered to Bank prior to the Initial Advance Date and from time to time thereafter upon the Bank's request.

     (h) Debts and Taxes and Liabilities. Each Borrower shall pay and discharge (i) all of its indebtedness and obligations in accordance with their terms and before they shall become in default, (ii) all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or against its properties, prior to the date on which penalties attach thereto, and (iii) all lawful claims which, if unpaid, might become a lien or charge upon any of its properties; provided, however, that the Borrowers shall not be required to pay any such indebtedness, obligation, tax, assessment, charge, levy or claim which is being contested in good faith by appropriate and lawful proceedings diligently prosecuted and for which adequate reserves (with respect to any material claims) have been set aside on their books. Each Borrower shall also set aside and/or pay as and when due all monies required to be set aside and/or paid by any federal, state or local statute or agency in regard to F.I.C.A., withholding, sales or excise or other similar taxes.

     (i) Notification of Change of Name or Business Location. The Borrowers shall notify the Bank of each change in the name of the Borrowers and of each change of the location of the Principal Place of Business and the office where the records of the Borrowers are kept, and in such case, shall execute such documents as the Bank may reasonably request to reflect said change of name or change of location, as the case may be; provided, however, the Principal Place of Business of the Borrowers and the office where the records of the Borrowers are kept may not be kept out of or removed from Polk County, Florida without prior written notice to the Bank.

     (j) Notice of Adoption of Plan. As soon as possible and in any event within thirty (30) days after either Borrower or any Related Entity adopts a new Plan, the Borrowers or such Related Entity shall notify the Bank of the adoption of the new Plan. Adoption of a new Plan shall include the adoption of the new Plan by either Borrower or such Related Entity as well as inclusion of employees of either Borrower or such Related Entity under the Plan of another corporation.

     (k) Notice of Plan Events Termination and Litigation. As soon as possible and in any event within thirty (30) days after the Borrowers know or have reason to know that any Reportable Event or a Prohibited Transaction with respect to any Plan has occurred or that the Pension Benefit Guaranty Corporation or either Borrower or any Related Entity has instituted or will institute proceedings under ERISA to terminate a Plan, or a partial termination of a Plan has or is alleged to have occurred, or any litigation regarding a Plan or naming the trustee of a Plan or either Borrower or any Related Entity with respect to a Plan is threatened or instituted, the Borrowers will provide to the Bank copies of the written statement of the chief financial officer of the Borrowers setting forth details of such Reportable Event, Prohibited Transaction, termination proceeding, partial termination or litigation and the action being or proposed to be taken with respect thereto, together with copies of the notice of such Reportable Event or any other notices, applications or forms submitted to the Pension Benefit Guaranty Corporation, Internal Revenue Service or the United States Department of Labor, and copies of any notices or correspondence received from the Pension Benefit Guaranty Corporation, Internal Revenue Service or the United States Department of Labor, and copies of any pleadings, notices or other documents relating to such litigation.

     (l) Plan Annual Reports. Promptly after the filing thereof with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, the Borrowers will provide to the Bank copies of each annual report and annual premium filing form which is filed with respect to each Plan for each plan year, including (i) a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by the trustee of the Plan or the independent certified public accountants for such Plan and (ii) if required by law or applicable regulations, an actuarial statement of such Plan applicable to such plan year, certified by the actuary for the Plan.

     (m) Further Assurances; Additional Collateral Documents. The Borrowers will, at their expense, execute, acknowledge and deliver and cause to be executed, acknowledged and delivered, to the Bank all such instruments, including, without limitation, financing statements, security agreements, assumptions and continuation statements, deliver to the Bank all such legal opinions, and take all such other action as the Bank may from time to time request for the purpose of further assuring to the Bank the security for the Obligations provided for, or intended to be provided for, in this Agreement and the other Loan Documents and to confirm the Obligations. Further, to the extent either Borrower acquires from time to time any additional property within the definition of the term Collateral, such Borrower shall immediately execute and deliver to the Bank such documents as are necessary to grant the Bank a valid and first priority lien or security interest in such property.

     (n) Subsidiaries. The Borrower shall give the Bank prompt written notice of the organization of a Subsidiary, as well as such other information in respect thereof as the Bank may reasonably request.

     (o) Use of Proceeds. The proceeds of the Loan shall be used for general working capital purposes of the Borrower.

     (p) Subordination of Loan; Etc. All loans or fees owed to Affiliates of the Borrowers shall, at all times, be subordinate to the Loan and the Borrowers shall cause its Affiliates from time to time, to execute and deliver to the Bank subordination agreements in form and content satisfactory to the Bank; provided, however, so long as no Default exists or has occurred, the Borrowers may pay (but not prepay) current principal and interest on such loans to such Affiliates.

     (q) Current Ratio. At all times during the term of this Agreement, the Borrowers' Current Ratio shall equal or exceed
1.5:1.0.

     (r) Cash Flow Before Debt Service to Debt Service Ratio. As at the end of each fiscal year of the Borrowers during the term of this Agreement, the ratio of the Borrowers' Cash Flow Before Debt Service to its Debt Service shall be 1.25:1, determined on a consolidated basis.

     (s) Debt to Net Worth Ratio. At all times during the term of this Agreement, the ratio of Borrowers' Total Liabilities to Net Worth shall not exceed 1:1, determined on a consolidated basis.

     (t) Minimum Net Worth. At all times during the term of this Agreement, the Net Worth of the Borrowers shall equal or exceed $82,000,000.00.

     SECTION 4.02 Negative Covenants. Each Borrower covenants, for so long as any of the principal amount of or interest on the
Note is outstanding and unpaid or any duty or obligation of either Borrower or the Bank hereunder or under any of the other Obligations remains unpaid or unperformed, as follows:

     (a) Other Agreements. Neither Borrower will enter into any arrangements, contractual or otherwise, which would materially and adversely affect its duties or the rights of the Bank under the Loan Documents or which is inconsistent with or limits or abrogates the Loan Documents.

     (b) Sale of Assets. Neither Borrower will sell, lease, assign, transfer or otherwise dispose of all or a substantial (being defined as 25% or more) part of its assets or properties, tangible or intangible, to any Person without the prior written consent of the Bank except for the sale of Inventory and Farm Products in the ordinary course of business.

     (c) Merger; Consolidation; Dissolution; Etc. Neither Borrower will consolidate with or merge into any other corporation, or permit another corporation to merge into it (unless, in the case of a merger or consolidation involving either Borrower, a Borrower is the surviving corporation), or dissolve or take or omit to take any action which would result in its dissolution, or acquire all or substantially all the properties or assets of any other Person if the value of such assets or the nature of such assets is material to the Borrowers' financial condition, or enter into any arrangement, directly or indirectly, with any Person whereby either Borrower shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which such Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred without the prior written consent of the Bank.

     (d) Sale of Collateral; Liens on Collateral. Neither Borrower will sell, assign or discount any of the Collateral with or without recourse, except for the collection or disposition of Accounts or the sale of Inventory or Farm Products in the ordinary course of business; or borrow from anyone on the security of or create, incur or suffer to exist any Lien on any of the Collateral or permit any Financing Statement (other than the Bank's Financing Statement) to be on file with respect thereto.

     (e) Plan Liabilities. Neither Borrower nor any Related Entity will permit the aggregate present value of accrued benefits of any Plan, computed in accordance with actuarial principles and assumptions applied on a uniform and consistent basis by an enrolled actuary of recognized standing acceptable to the Bank, to exceed the aggregate value of assets of the Plans, computed on a fair market value basis, or permit the aggregate present value of vested benefits of the Plans, computed in accordance with actuarial principles and assumptions applied on a uniform and consistent basis by an enrolled actuary of recognized standing acceptable to the Bank, to exceed the aggregate value of assets of the Plans, computed on a fair market value basis.

     (f) Fiscal Year. Neither Borrower will change its fiscal year from a year ending September 30 without reasonable notice to the Bank.

     (g) Changes in Business. The primary business of each of the Borrowers will remain the same as the business presently conducted by it on the date of this Agreement.

     (h)  Prohibition Against Change in Majority Ownership:

          (i) At all times during the term of this Agreement, Ben Hill Griffin, Inc. and/or its Affiliates shall (i) own more than fifty percent (50%) of the issued and outstanding stock of Orange-Co, Inc. and (ii) possess the power to direct or cause the direction of the management and policies of Orange-Co, Inc., and

          (ii) At all times during the term of this Agreement, Orange-Co of Florida, Inc. shall be an Affiliate of Orange-Co, Inc.

                          ARTICLE FIVE

                     CONDITIONS OF LENDING

    The obligations of the Bank to lend hereunder and advance any monies under the Note and to make any Advance under Section 2.04 of this Agreement from time to time are subject to the following conditions precedent:

     SECTION 5.01  Representations and Warranties. The
representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof, and on the date of each Advance hereunder.

     SECTION 5.02 No Default. On the date hereof and on the date of each Advance, the Borrowers shall be in compliance with all the terms and provisions set forth in the Loan Documents on their part to be observed or performed, and no Event of Default or Default, shall have occurred and be continuing at such time.

     SECTION 5.03 Additional Working Capital Note. To the extent the principal amount then outstanding under the Loan together with the Advance requested would exceed the face amount of the Working Capital Note then outstanding (which collectively includes all notes executed by the Borrowers in favor of the Bank to evidence the Working Capital Loan), the Borrowers agree to then execute and deliver to the Bank the additional note or notes of the Borrowers in such face amount as is necessary so that the total principal amount outstanding on the Working Capital Loan after the making of said Advance shall not exceed the face amount of the Working Capital Note (which collectively includes all notes executed by the Borrowers in favor of the Bank concerning the Working Capital Loan and will include the note or notes described in this Section). At the time of the execution of said additional note or notes, the Borrowers shall pay to the Bank all documentary and other taxes required under applicable law.

     SECTION 5.04 Officer's Certificate. Substantially simultaneously with the execution hereof, and on each quarterly anniversary date hereunder and on such other dates as the Bank may request, the Borrowers shall deliver to the Bank an Officer's Certificate, dated as of the date given, confirming compliance with all of the conditions of this Agreement. Any request for an Advance under Section 2.04 shall be deemed to be the certificate hereunder and said request shall constitute a certification as to the matters set forth in this Section 5.04.

     SECTION 5.05 Opinion of Borrowers' Counsel. Prior to the initial Advance, the Bank shall have received from counsel for the Borrowers, a favorable opinion in form acceptable to the Bank.

     SECTION 5.06 Loan Documents. The Borrowers shall have delivered or caused to be delivered to the Bank all the Loan Documents, in form and substance satisfactory to the Bank, as the Bank may request and all of the Loan Documents are in full force and effect.

     SECTION 5.07 Supporting Documents. On or prior to the date hereof, the Bank shall have received the following supporting documents, all of which shall be satisfactory in form and substance to the Bank:

     (a) a certificate or certificates, dated as of the date hereof, of (i) the Secretary or any Assistant Secretary of each Borrower certifying (A) that attached thereto is a true and correct copy of certain resolutions adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the performance of the obligations of the Borrower and the borrowings thereunder, which resolutions have not been altered or amended in any respect, and remain in full force and effect at all times since their adoption; (B) that attached thereto is a true and correct copy of the Certificate of Incorporation of the Borrower, and that such Certificate of Incorporation has not been altered or amended, and no other charter documents have been filed, since the date of the filing of the last amendment thereto or other charter document as indicated on the certificate of the Secretary of State of the State of Florida or other appropriate public official in any other state of incorporation attached thereto: (C) that attached thereto is a true and correct copy of the Bylaws of the Borrower and that such Bylaws are in full force and effect and no amendment thereto is pending which would in any way affect the ability of the Borrower to enter into and perform the Obligations contemplated hereby; and (D) the incumbency and signatures of the officers of the Borrower signing the Loan Documents and any report, certificate, letter or other instrument or document furnished by the Borrower in connection therewith, and (ii) another authorized officer of the Borrower certifying the incumbency and signature of the Secretary or Assistant Secretary of the Borrower; and

     (b) a certificate or certificates of the Florida Secretary of State or other appropriate public official in any other state of incorporation, dated as of a recent date, as to the good standing of the Borrowers.

     SECTION 5.08 Loan Permitted by Applicable Laws. The Loan from the Bank to the Borrowers on the terms and conditions herein provided (including the use of the proceeds of the Loan by the Borrowers) shall not violate any applicable law or governmental regulation (including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System) and shall not subject the Bank to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and the Bank shall have received such certificates or other evidence as it may request to establish compliance with this condition.

     SECTION 5.09 Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Bank, and the Bank shall have received all such counterpart originals or certified or other copies of such documents as the Bank may reasonably request.

     SECTION 5.10 Subsequent Opinions. If, at the time of the making of any Subsequent Advance, the Bank so requires as a condition precedent to the making of any such Subsequent Advance, the Bank shall have received from counsel for the Borrowers a favorable opinion in form and substance satisfactory to the Bank and covering such matters incident to such Subsequent Advance and the transactions contemplated by this Agreement as the Bank shall reasonably specify.

                          ARTICLE SIX

                       EVENTS OF DEFAULT

     SECTION 6.01 Events of Default. The following each and all are Events of Default hereunder:

     (a) Monetary Default. If a default shall occur in any payment of the principal of or interest on the Loan when and as the same shall become due and payable, whether on demand, at maturity, by acceleration or otherwise; or

     (b) Non-Monetary Default. If either Borrower shall default in the performance of or compliance with any term or covenant contained in one or more of the Loan Documents other than a term or covenant a default in the performance of which or non compliance with which is elsewhere specifically dealt with under this Article Six; or

     (c) Third Party Default. If either Borrower shall default in the performance of any agreement with any Person other than the Bank with respect to any Liabilities of such Borrower if the effect of such default is to accelerate the maturity of such liabilities or at maturity (giving effect to any applicable grace periods) such liabilities shall not be paid as and when due and payable unless such default is being contested in good faith by such Borrower; or

     (d) False Representation. If any representation or warranty made in writing by or on behalf of either Borrower or in any other Loan Document shall prove to have been false or incorrect in any material respect on the date as of which made or reaffirmed; or

     (e) Bankruptcy or Insolvency. If either Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for such Borrower or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against either Borrower, in which an order for relief is entered or which remains undismissed for a period of sixty
(60) days or more, or either Borrower by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application, or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for such Borrower or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or

     (f) Default Under Loan Documents. If a Default occurs under any one or more of the Loan Documents; or

     (g) Dissolution. If any order, judgment, or decree is entered in any proceedings against either Borrower decreeing the dissolution of such Borrower and such order, judgment, or decree remains unstayed and in effect for more than sixty (60) days; or

     (h) Fraudulent Conveyance. If either Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its properties, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its properties which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its properties to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its properties through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

     (i) Final Judgment. If a final judgment for the payment of money in excess of an aggregate of $250,000.00 shall be rendered against either Borrower, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed; or

     (j) Reportable Event. If a Reportable Event shall have occurred in connection with any Plan maintained by either
Borrower or any Related Entity.


                         ARTICLE SEVEN

                      RIGHTS UPON DEFAULT

     Upon the occurrence and its continuing of any Event of Default, the Bank shall have and may exercise any or all of the rights set forth herein; provided, however, the Bank shall be under no duty or obligation to do so:

     SECTION 7.01 Acceleration. To declare the indebtedness evidenced by the Note and all other Obligations to be forthwith due and payable, whereupon the Note and all other Obligations shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice or grace period of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or in such other Obligations to the contrary notwithstanding and, upon such acceleration, the unpaid principal balance and accrued interest upon the Note shall from and after such date of acceleration bear interest at the Default Rate.

     SECTION 7.02 Right of Setoff. To exercise its right of setoff as permitted under Section 2.07.

     SECTION 7.03 Other Rights. To exercise such other rights as may be permitted under any of the Loan Documents.

     SECTION 7.04 Uniform Commercial Code. To exercise from time to time any and all rights and remedies of a secured creditor under the UCC as in effect from time to time in the State of Florida and any and all rights and remedies available to it under any other applicable law.


                         ARTICLE EIGHT

                         MISCELLANEOUS

     SECTION 8.01 No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder, or under the Note or the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law or in equity.

     SECTION 8.02 Amendments; Etc. No amendment, modification, termination or waiver of any provision of this Agreement, the Note or the other Loan Documents, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 8.03 Addresses for Notices; Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telex or telegraphic communications) and shall be sufficient if mailed, telexed or telegraphed or delivered to the applicable party at the address indicated below:

If to the Borrowers:     Orange-Co, Inc. and
                         Orange-Co of Florida, Inc.
                         2020 Highway 17 South
                         Bartow, Florida  33830
                         Attention:  Mr. Dale A. Bruwelheide
                                     Vice President and
                                     Chief Financial Officer


If to the Bank:          Sun Bank, National Association
                         200 South Orange Avenue
                         Orlando, Florida 32801
                         Attention: Ms. Molly A. Humes
                                    Vice President

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to the delivery with the terms of this Section. Except as otherwise expressly provided in this Agreement, all such notices, requests, demands and other communications shall, when mailed, telexed or telegraphed, be effective when deposited in the mails (postage paid), sent over a telex owned or operated by a party hereto with an answerback response set forth on the sender's copy of the document or delivered to the Borrower addressed as aforesaid or delivered to the other party and at the address set forth above.

     SECTION 8.04 Applicable Law. This Agreement, and each of the Loan Documents and transactions contemplated herein (unless specifically stipulated to the contrary in such document) shall be governed by and interpreted in accordance with the laws of the State of Florida.

     SECTION 8.05  Survival of Representations and Warranties.
All representations, warranties, covenants and agreements contained herein or made in writing by the Borrowers in connection herewith shall survive the execution and delivery of this Agreement, the Note and the other Loan Documents and be true and correct during the term of the Loan.

     SECTION 8.06 Time of the Essence. Time is of the essence of this Agreement, the Note and the other Loan Documents.

     SECTION 8.07 Headings. The headings in this Agreement are intended to be for convenience of reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

     SECTION 8.08 Severability. In case any one or more of the provisions contained in this Agreement, the Note or the other

Loan Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, the Note or the other Loan Documents, but this Agreement, the Note and the other Loan Documents shall be construed as if such invalid or illegal or unenforceable provision had never been contained therein. Provided, however, in the event said matter would adversely affect the rights of the Bank under any or all of the Loan Documents, the same shall be an Event of Default.

     SECTION 8.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     SECTION 8.10 Conflict. In the event any conflict arises between the terms of this Agreement and the terms of any other Loan Document, the Bank shall have the option of selecting which conditions shall govern the loan relationship evidence by this Agreement and, if the Bank does not so indicate, the terms of this Agreement shall govern in all instances of such conflict.

     SECTION 8.11 Term. The term of this Agreement shall be for such period of time until the Loan and the Note have been repaid in full, and all of the other Obligations have been paid to the Bank in full.

     SECTION 8.12 Expenses. The Borrowers agree, jointly and severally, whether or not the transactions hereby contemplated shall be consummated, to pay, and save the Bank harmless against liability for the payment of, all out-of-pocket expenses arising in connection with this transaction, all taxes, together in each case with interest and penalties, if any, which may be payable in respect of the execution, delivery and performance of this Agreement or the execution, delivery, and performance of the Note issued under or pursuant to this Agreement (excepting only any tax on or measured by net income of the Bank determined substantially in the same manner, other than the rate of tax, as net income is presently determined under the IRS Code), the reasonable legal fees and expenses (whether incurred at trial, in any bankruptcy or appellate proceeding or otherwise) of counsel to the Bank in connection with negotiation, preparation and enforcement of this Agreement, the Note, the Security Agreements or any of the other Loan Documents.

     SECTION 8.13 Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, however, this clause shall not by itself authorize any delegation of duties by the Borrowers or any other assignment which may be prohibited by the terms and conditions of this Agreement.

     SECTION 8.14 No Third Party Beneficiaries. The parties intend that this Agreement is solely for their benefit and no person not a party hereto shall have any rights or privileges under this Agreement whatsoever either as the third party beneficiary or otherwise.

     SECTION 8.15. WAIVER OF JURY TRIAL. SUN BANK, NATIONAL ASSOCIATION AND EACH OF THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT, AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUN BANK, NATIONAL ASSOCIATION, MAKING THE LOAN.

     SECTION 8.16  Entire Agreement. Except as otherwise
expressly provided, this Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, sealed and delivered, as applicable, by their duly authorized officers on the day and year first above written.

                         BORROWERS:

                         ORANGE-CO, INC., a Florida corporation


                         By:  /s/ Dale A. Bruwelheide
                             ------------------------------------
                              Dale A. Bruwelheide, Vice President

ATTEST:


/s/ John R. Alexander, Secretary
________________________________
    John R. Alexander, Secretary

    (CORPORATE SEAL)

                         ORANGE-CO OF FLORIDA, INC., a Florida corporation



                         By: /s/ Dale A. Bruwelheide
                             -----------------------------------
                             Dale A. Bruwelheide, Vice President

ATTEST:

/s/ John R. Alexander, Secrerary
--------------------------------
John R. Alexander, Secretary

     (CORPORATE SEAL)





                              BANK:

                              SUN BANK, NATIONAL ASSOCIATION


                              By: /s/ Molly A. Humes
                                  ------------------------------
                                  Molly A. Humes, Vice President